Exhibit 10.1

Exclusive Option and Remediation Agreement

THIS EXCLUSIVE OPTION AND REMEDIATION AGREEMENT (this "Agreement"), is made as of January 18, 2017 (the "Effective Date") by and between Ultroid, LLC, a Nevada limited liability company and Ultroid Marketing Development Corporation, a Florida corporation, and Ultroid Technologies, Inc., a Florida corporation  (collectively, "Ultroid"), and Dragon Jade International Ltd., a British Virgin Islands limited company ("Optionee").
RECITALS
WHEREAS, Ultroid is the owner of certain assets, including intellectual property rights, related to the Ultroid Products (as defined below) as listed in Exhibit A hereto (the "Ultroid Assets");
WHEREAS, Ultroid has agreed to grant Optionee an exclusive option to purchase the Ultroid Assets (the "Option") on the terms and conditions set forth on Exhibit B hereto (the "Option Terms") in exchange for (i) Optionee's agreement to perform certain remediation tasks with respect to the Ultroid Assets (the "Remediation Tasks") as set forth in further detail below and on Exhibit C hereto and (ii) Optionee's agreement to stay arbitration proceedings initiated by Optionee against Ultroid during the Option Period and Negotiation Period (as defined below); and
WHEREAS, Ultroid acknowledges the existence of a current amount payable to Optionee of $45,000 (together with any accrued and unpaid interest, penalties, and related fees and expenses, the "Outstanding Debt"), Ultroid acknowledges the existence of a payment, made by Optionee, to an insurance company on behalf of Ultroid representing the past due and current charges associated with an Ultroid Directors and Officers insurance policy in the amount of $3,460.36, and Ultroid intends to grant a security interest in the Ultroid Assets to secure payment of the Outstanding Debt and insurance payments, as well as the Remediation Amount (as defined below) and any and all obligations and liabilities incurred as Liquidated Damages (as defined below) pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
AGREEMENT
1.             Defined Terms.

1.1          Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)       "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

(b)       "Asset Purchase Agreement" means an Asset Purchase Agreement, to be dated on or about the Option Exercise Date, by and between Ultroid and Optionee or an Affiliate of Optionee.

(c)       "Closing" means the closing of the sale and purchase of the Ultroid Assets pursuant to the Asset Purchase Agreement.

(d)       "Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same.

(e)       "Milestone 2" has the meaning set forth on Exhibit B.

(f)       "Option Exercise Date" means the date that Optionee exercises the Option in accordance with Section 2.5 below.

(g)       "Option Price" means the aggregate amount set forth on Exhibit A.

(h)       "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i)        "Ultroid Products" has the meaning set forth on Exhibit B.

2.              The Option.

2.1           Grant of Option.  Ultroid hereby grants Optionee an exclusive, irrevocable (except for breach of this Agreement) option and right to purchase the Ultroid Assets for the Option Price and pursuant to the other Option Terms and the terms of this Section 2.

2.2           Option Period.  The period within which the Option may be exercised shall begin on the Effective Date and shall expire thirty (30) days after completion of Milestone 2 (the "Option Period").

2.3           Exclusivity.  During the Option Period, Ultroid will not contact, negotiate with or enter into any agreement with a third party with respect to the rights subject to the Option.

2.4           Asset Purchase Agreement.  The major terms of the Asset Purchase Agreement are attached as Exhibit A and are hereby agreed to by both parties as the basis for the Asset Purchase Agreement.  All negotiations relating to the Asset Purchase Agreement and the execution of the Asset Purchase Agreement shall be completed no later than three (3) months following exercise of the Option, or such further period as may be agreed in writing by the parties (the "Negotiation Period").  Optionee and Ultroid shall each negotiate in good faith during the Negotiation Period and shall respond promptly to all written proposals which each shall receive from the other.  Further, Ultroid shall cooperate with Optionee to conduct diligence on the Ultroid Assets and shall respond promptly and fully to any requests by Optionee relating thereto.  If Optionee does not exercise the Option during the Option Period or if the parties fail to agree to terms and conditions of the Asset Purchase Agreement within the Negotiation Period, Ultroid shall have no further obligations to Optionee except as set forth herein, unless the Negotiation Period is extended by agreement of the parties.

2.5           Exercise.  The Option may be exercised by Optionee or its Affiliate by delivering written notice to Ultroid prior to expiration of the Option Period (as it may be extended pursuant to Section 2.4).

2.6           Consideration.  The consideration for the Option by Optionee shall consist of (i) its extension of credit to Ultroid for fees and expenses relating to the performance of the Remediation Tasks hereunder; provided, however, that the foregoing shall not limit Ultroid's repayment obligations for the remediation tasks as set forth in Section 3 below, and (ii) Optionee's agreement to stay arbitration proceedings initiated against Ultroid for the duration of the Option Period and Negotiation Period, if any, pursuant to Section 2.9 below.

2.7           Expiration.  This Agreement shall be effective as of the Effective Date and remain in effect until the later of the expiration of the Option Period and the Negotiation Period.

2.8           Remedies.  The parties agree that due to the unique nature of the Ultroid Assets, there can be no adequate remedy at law for any breach of Ultroid's obligations under this Section 2, that any such breach may result in irreparable harm to Optionee or its Affiliates, and therefore, that upon any such breach or any threat thereof, Optionee shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law.  Moreover, since the exact damage to Optionee or its Affiliates arising from a breach by Ultroid of the covenants contained in this Section 2 will be difficult to prove with specificity, the parties agree that if a court of competent jurisdiction determines that Ultroid breached the covenants set forth in this Section 2, Ultroid shall pay as liquidated damages to Optionee an amount equal to $2,000,000 for such breach; provided, however that such damages may be increased by such court or an agreement among the parties (collectively, "Liquidated Damages").

2.9           Stay of Arbitration.   During the Option Period and, if Dragon Jade exercises the Option, during the Negotiation Period, all actions and time periods triggered by Dragon Jade's Notice of Arbitration dated January 3, 2017 shall be suspended and tolled, including but not limited to Ultroid Technologies, Inc.'s and Ultroid Marketing Development Corporation's time to communicate a response to the Notice of Arbitration.  The Parties agree not to assert any statute of limitation or equitable defense based on the passage of any period of time commencing January 3, 2017 and continuing until the expiration of the Option Period and, if Dragon Jade exercises the Option, the Negotiation Period.

3.             Performance of Remediation Tasks.

3.1           Remediation Tasks.  Optionee shall perform the Remediation Tasks set forth on Exhibit C. Additional Remediation Tasks shall be deemed accepted and incorporated into this Agreement only if signed by Ultroid and Optionee. Optionee shall cause to be performed the Remediation Tasks (a) in accordance with the terms and subject to the conditions set forth on Exhibit C; (b) using personnel of required skill, experience, and qualifications; and (c) in a timely, workmanlike, and professional manner.

3.2           Payment.  For the Remediation Tasks to be performed hereunder, Optionee shall be obligated to pay to Service Provider the amounts set forth on Exhibit C with respect to the achievement of Milestones 1 and 2 (the "Remediation Amount"). Unless otherwise agreed in writing by Optionee and Ultroid, Ultroid shall be obligated to reimburse Optionee for the Remediation Amount which amount will be payable upon expiration of the later of the Option Period and Negotiation Period.  Payments not received when due shall accrue interest at a rate of 18% per annum.  Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law. Without limiting the foregoing, it is the intent of the parties that upon execution and closing of the Asset Purchase Agreement, Ultroid's obligation to pay the Remediation Amount shall be cancelled and no interest shall be due thereon.

4.             Security Interest.

4.1.          Grant of Security Interest.  To secure (i) the payment of the Remediation Amount when due, (ii) the Outstanding Debt, (iii) reimbursement for the amounts paid by Optionee on behalf of Ultroid for insurance premiums,  and (iii) any and all obligations and liabilities incurred as Liquidated Damages, Ultroid hereby grants to Optionee a security interest in all of the following (collectively, the "Collateral"):  all right, title and interest of Ultroid in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Ultroid Assets and any and all claims, rights and interests in any of the Ultroid Assets, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all of Ultroid's books relating to any and all of the above. Ultroid agrees to execute a security agreement concurrently with the execution of this Agreement to be filed with the appropriate governmental office in the State of Florida and with the United States Patent and Trademark Office.

5.             Representations.

5.1           Ultroid Representations.  As of the date hereof and as of the Closing, Ultroid represents and warrants to Optionee as follows:

(a)       Ultroid (and, amongst the Ultroid entities, Ultroid, LLC) is now, and will at all times during the Option Period be, the sole owner of the Ultroid Assets.  The Ultroid Assets now are and will remain free and clear of any and all Encumbrances and adverse claims.  Optionee now has, and will continue to have, a first-priority perfected and enforceable security in-terest in all of the Ultroid Assets, and Ultroid will at all times defend Optionee and the Ultroid Assets against all claims of others.

(b)       Ultroid has full power and authority to sell and transfer the Ultroid Assets to Optionee without obtaining the waiver, consent, order or approval of (i) any state or federal governmental authority or (ii) any third party or other person.

(c)       The execution and delivery of this Agreement by Ultroid and the performance by Ultroid of its obligations pursuant to this Agreement will not result in any material violation of, or materially conflict with, or constitute a material default under, any agreement to which Ultroid is a party or Ultroid's charter documents, nor, to Ultroid's knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the Ultroid Assets, other than pursuant to this Agreement.

(d)       Upon delivery of and payment for the Ultroid Assets as herein contemplated, Ultroid will convey to Optionee good, valid and marketable title to the Ultroid Assets free and clear of all Encumbrances of any nature whatsoever.

(e)       Ultroid has reviewed with Ultroid's own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement.  Ultroid is relying solely on such advisors and not on any statements or representations of Optionee or any of Optionee's or its Affiliates' agents.  Ultroid understands that, except as set forth in the Asset Purchase Agreement, Ultroid shall be solely responsible for Ultroid's own tax liability that may arise as a result of the transactions contemplated by this Agreement.

5.2           Optionee Warranties.  As of the date hereof, Optionee represents and warrants to Ultroid as follows:

(a)       The execution and delivery of this Agreement by Optionee and the performance by Optionee of its obligations pursuant to this Agreement will not result in any material violation of, or materially conflict with, or constitute a material default under, any agreement to which Optionee is a party.

(b)       Optionee has reviewed with Optionee's own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement.  Optionee is relying solely on such advisors and not on any statements or representations of Ultroid or any of its agents.  Optionee understands that, except as set forth in the Asset Purchase Agreement, Optionee shall be solely responsible for Optionee's own tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.             Miscellaneous.

6.1          Further Assurances.  The parties hereby agree to take whatever additional actions and execute whatever additional documents may be necessary or advisable in order to effect the transactions contemplated by this Agreement.

6.2           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.2.  If notice is given to Optionee, a copy shall also be sent to Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92101-4088, Attn: Richard Blaylock.

6.3          Assignment.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.5           Governing Law.  This Agreement shall be governed by the internal law of the [State of Florida].

6.6           Entire Agreement.  Together with the Asset Purchase Agreement and any related agreements, this Agreement (including the Exhibits hereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7           Amendment and Waiver.  Any term of this Agreement may be amended, terminated or waived only with the written consent of Ultroid and Optionee.

6.8           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

EXHIBIT A

Ultroid Assets

The 510(k) premarketing authorization and all other marketing and regulatory approvals and authorizations granted by any jurisdiction in the world with respect to the Ultroid Products;

US Patent No. 8131380,

US Patent No. 9179966,

CA Patent No. 2597892,

US registered trademark No. 3526435,

US registered trademark No. 1485175,

AND ALL OTHER INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION ALL RIGHTS IN PATENT, TRADEMARK, TRADE DRESS, COPYRIGHT, TRADE SECRET, DESIGNS, MOLDS, SOFTWARE, DOMAIN NAMES, ETC., IN OR RELATED TO THE ULTROID PRODUCTS.

EXHIBIT B

Summary of Terms of Asset Purchase Agreement

Parties:
●	Seller: Ultroid, LLC
●	Purchaser: A newly formed subsidiary of Optionee

Structure of Acquisition and Process:
●	Optionee forms Purchaser as a new wholly-owned subsidiary in the United States.
●	Purchaser acquires all assets relating to the following (collectively, the "Ultroid Products") through an asset purchase:
o	Ultroid Hemorrhoid Management System
o	Ultroid machines
o	Ultroid probes
●	Purchaser assumes no liabilities of Ultroid through the asset purchase.

Purchase Price:
●	Closing Payments:
o	$1,000,000 cash; plus
o	500,000 restricted common shares of Optionee.
●	Restrictions on use of proceeds received by Seller:
o	Up to $1,000,000 of cash received to be used for the payment of currently outstanding debts of Seller and Ultroid Marketing Development Corporation, to be paid upon receipt of cash.
●	Condition to Closing:
o	Completion of Milestones 1 and 2.

Personnel:
●	Initial CEO: Glenn Henricksen, Jr.
●	Other Employees and Consultants: To be discussed.

Public Announcements:
●	Optionee and Purchaser will coordinate with Asia-IR/PR to make required public announcements and filings.

Other Terms:
●	Other terms to be negotiated by the parties in good faith:
o	Transition Services
o	Non-Competition and Non-Solicitation
o	Confidentiality
o	Tax Obligations
o	Customary Representations and Warranties
o	Conditions to Closing
Indemnification of Purchaser

EXHIBIT C

Engagement of SEI remediation and manufacturing prep specialist:

"Service Provider" shall be Superior Electronics, Inc.

Phase 1 and 2 - Initial remediation program to be performed by Service Provider:
●	Budget:
o	$30,000 for:
◾	Phase 1: Audit Trail and Baseline; and
◾	Phase 2: Manufacturing Readiness.

●	Goal: Create and complete the Design History File (DHF). Estimated time frame 30-60 days

●	Timeline:
o	Immediate – diligence regarding asset location and title
o	Jan 16 (First payment)- $10,000 - begin Phase 1
o	Feb 15 – Complete Phase 1
o	Jan 30 (Second payment)- $10,000 - begin Phase 2
o	Feb 15 – Complete Phase 2
o	Feb 15 (Third payment)- $10,000

●	Milestone 1: Phase 1 and 2 complete: Completed DHF and creation of Device Master Record.

Phase 3 Compliance with Standards:
●	Budget:
o	$30,000 for Phase 3:
◾	UL
◾	CE
◾	ISO
o	Seek manufacturing quotes during Phases 1 & 2. Funds to be disbursed on a weekly basis estimated at $10K/week at kick off

●
Goal: All compliance applications completed or ongoing and product can be delivered to USA customers upon manufacturing and to European customers upon completion of CE.  Test units be created, and placed with standards companies.

●	Timeline:
o	Feb 27 (First payment)- $10,000
◾	est CE/UL/FDA consultants 2-week span using black units deliver review findings prior to production
o	March 6 (Second payment)- $10,000
◾	QA systems for customer - not contingent for 100 unit production
o	March 13 (Third payment)- $10,000

◾	Control Plan for manufacturing and test with all processes and procedures for HMS
o	Concurrently, the QMS System must be established and populated.

●
Milestone 2: Phase 3 complete:  Open populated Device Master Record.  Compliance with standards completed for some processes and ongoing for others.  UL compliances completed and certification delivered to Optionee

Phase 4 Quantity bids:
●	Budget:
o	$132,500 for Phase 4:
◾	manufacturing molds
◾	100 base units
◾	7,500 probes
●	Timeline:
o	March 6 - April 10 (First payment)- $30,000 for
◾	(TBD) - Tooling - molded product tools: handle and probe mold tools ready by April 17 for first article testing
o	April 24 - First article testing and approval
o	May 1 (Second payment)- $50,000
◾	100 production units: Deliver by June 19. Start-up production run at $500 per unit. Subsequent production runs est. at $300 per unit.
o	May 1- 2 (Third payment)- $52,500
◾	7,500 probes manufactured and prepared for sterilization, with start-up production at $7 per unit. Subsequent production runs at $5 per unit.
o	Prices and manufacturing amounts subject to pricing and business factors TBD.

Other obligations:

Payment to insurance company on behalf of Ultroid the past due and current charges associated with Ultroid's Directors and Officers insurance.  $3,460.36

For Ultroid, LLC

By:  /s/  Michael Knox
              Michael Knox,
                Manager

For Ultroid Marketing Development Corporation

By:  /s/  Michael Knox
              Michael Knox,
                Secretary

For Ultroid Technologies, Inc

By:  /s/  Michael Knox
              Michael Knox,
                Secretary

For Dragon Jade International Limited

By:  /s/  William Fung
               William Fung,
                 Executive Director